Exhibit 99.1

Investor Contact: Larry P. Kromidas
lpkromidas@olin.com
                                                                                              lpkromidas@olin.com
(618) 258-3206

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES FOURTH QUARTER EARNINGS
CHLOR ALKALI, WINCHESTER EXCEED EXPECTATIONS

Clayton, MO, January 31, 2011 - Olin Corporation (NYSE: OLN) announced today that its fourth quarter 2010 net income was $2.0 million, or $0.02 per diluted share, which compares to net income of $21.8 million, or $0.28 per diluted share in the fourth quarter of 2009.  Fourth quarter 2010 results included a previously announced pretax restructuring charge of $34.2 million and the fourth quarter of 2009 results included $37.0 million of pretax recoveries of environmental costs incurred and expensed in prior periods.  Sales in the fourth quarter of 2010 were $385.4 million, compared to $350.9 million in the fourth quarter of 2009.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “Fourth quarter 2010 results from both our Chlor Alkali and Winchester businesses exceeded our expectations.  Our Chlor Alkali business earned $36.5 million in the quarter, reflecting better than expected volumes and pricing.  Year-over-year chlorine and caustic soda volumes improved 12%, as the impact of normal seasonal slowdown was less pronounced than we expected.  ECU netbacks improved 11% from the third quarter 2010 level and were 21% higher than the fourth quarter 2009 level.  The operating rate in the fourth quarter of 2010 was 80% compared to 70% in the fourth quarter of 2009.  Winchester’s fourth quarter earnings were $3.6 million and full year 2010 earnings were $63.0 million, which represented the second most profitable year in its history.

“The fourth quarter pretax restructuring charge of $34.2 million, approximately 60% of which is non-cash, reflects the plans we announced in December to exit the use of mercury cell technology in the Chlor Alkali manufacturing process by the end of 2012 and the relocation of the Winchester centerfire ammunition manufacturing operations from East Alton, Illinois to Oxford, Mississippi.  Fourth quarter 2010 results also included a $1.6 million pretax recovery for environmental costs incurred and expensed in prior periods and a $1.4 million pretax recovery of a previously written off investment.

“Net income in 2010 was $64.8 million, or $0.81 per diluted share, compared to $135.7 million, or $1.73 per diluted share in 2009.  In addition to the fourth quarter pretax restructuring charge and the investment recovery, the 2010 full year results also included $7.2 million of pretax recoveries for environmental costs incurred and expensed in prior periods.  2009 full year results included $82.1 million of pretax recoveries for environmental costs incurred and expensed in prior periods and a $4.6 million pretax reduction in expense associated with the favorable resolution of a capital tax matter in Canada.

“First quarter 2011 net income is forecast to be in the $0.20 to $0.25 per diluted share range.  Chlor Alkali expects to see continued improvement in the first quarter segment earnings compared to the fourth quarter of 2010 reflecting the positive impact of the 2010 price increase announcements.  Earnings in the Winchester segment, which is facing pressure from higher commodity costs, are expected to improve compared to the fourth quarter but be lower than first quarter 2010 levels.  The first quarter 2011 net income forecast does not include any favorable income tax adjustments.”

SEGMENT REPORTING

We define segment earnings as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates in segment earnings consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the fourth quarter of 2010 were $272.7 million compared to $224.9 million in the fourth quarter of 2009.  Fourth quarter 2010 chlorine and caustic soda volumes increased 12% compared to the fourth quarter 2009 levels.  Volumes for potassium hydroxide and hydrochloric acid increased 17% in the fourth quarter of 2010 compared to the fourth quarter of 2009.  Bleach volumes increased 16% during the fourth quarter of 2010 compared to the fourth quarter of 2009.  ECU netbacks in the fourth quarter of 2010 improved 21% compared to the fourth quarter of 2009.  Freight costs included in the ECU netbacks in the fourth quarter of 2010 decreased 5% compared to the fourth quarter of 2009, reflecting higher pipeline sales from the St. Gabriel, Louisiana facility, which did not operate until late in the fourth quarter of 2009.  Fourth quarter 2010 Chlor Alkali segment earnings of $36.5 million increased compared to fourth quarter of 2009 earnings of $5.2 million due to higher prices and higher volumes.

WINCHESTER

Winchester fourth quarter 2010 sales were $112.7 million compared to $126.0 million in the fourth quarter of 2009.  Fourth quarter 2010 commercial sales declined compared to the fourth quarter of 2009.  Winchester’s fourth quarter 2010 segment earnings were $3.6 million compared to $9.5 million in the fourth quarter of 2009.  The decrease in segment earnings reflects the combination of lower volumes and higher commodity, other material and manufacturing costs, partially offset by improved pricing.

CORPORATE AND OTHER COSTS

Pension income included in the fourth quarter 2010 Corporate and Other segment was $6.4 million, compared to income of $5.5 million in the fourth quarter of 2009.

Fourth quarter charges to income for environmental investigatory and remedial activities were less than $0.1 million in 2010, which includes $1.6 million of pretax recoveries for environmental costs incurred and expensed in prior periods.  Fourth quarter of 2009 credits to income for environmental investigatory and remedial activities were $31.2 million and included $37.0 million of pretax recoveries for environmental costs incurred and expensed in prior periods.  Without these recoveries, charges to income for environmental investigatory and remedial activities would have been $1.6 million in the fourth quarter of 2010 compared to $5.8 million in the fourth quarter of 2009.  These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the fourth quarter of 2010 decreased $2.3 million compared to the fourth quarter of 2009, primarily due to lower asset retirement and legacy site costs, and lower salary and benefit costs, partially offset by higher legal and legal-related costs.

INCOME TAX EXPENSE

Fourth quarter 2010 income tax expense included $2.5 million of favorable adjustments primarily associated with the release of a portion of a valuation allowance recorded against the foreign tax loss carry forward deferred tax asset generated by the Canadian operations.  Full year 2010 income tax expense included $13.5 million of favorable adjustments associated with the expiration of statutes of limitation and the release of the valuation allowance recorded against the foreign tax loss carryforward deferred tax asset.

FINANCING

During the fourth quarter of 2010, $153.0 million of variable rate Go Zone and Recovery Zone bonds were issued with final maturities of between 2024 and 2035.  At December 31, 2010, $117.0 million of these bonds had been drawn and $102.0 million of the associated cash was classified as a restricted long-term asset. The restricted cash is required to be used to fund capital projects in Alabama, Mississippi and Tennessee.

DIVIDEND

Today, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock.  The dividend is payable on March 10, 2011 to shareholders of record at the close of business on February 10, 2011.  This is the 337th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s fourth quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Tuesday, February 1st.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer; John E. Fischer, Olin’s Senior Vice President and Chief Financial Officer; John L. McIntosh, Olin’s Senior Vice President, Operations; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations.  Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 10 minutes before the call.  The call will also be audio archived on the Olin website for future replay beginning at 1:00 p.m. Eastern Time.  A final transcript of the conference call will be available on the website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2009, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	changes in legislation or government regulations or policies;

•	unexpected litigation outcomes;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service; and

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2011 - 2

Olin Corporation
Consolidated Statements of Income(a)

	Three Months		Years Ended
	Ended December 31,		December 31,
(In millions, except per share amounts)	2010	2009	2010	2009
Sales	$385.4	$350.9	$1,585.9	$1,531.5
Operating Expenses:
Cost of Goods Sold(b)	323.2	288.1	1,349.9	1,222.7
Selling and Administration	33.1	28.8	134.4	135.3
Restructuring Charge(c)	34.2	―	34.2	―
Other Operating (Expense) Income(d)	(0.1)	2.2	2.5	9.1
Operating (Loss) Income	(5.2)	36.2	69.9	182.6
Earnings of Non-consolidated Affiliates	7.1	4.8	29.9	37.7
Interest Expense(e)	5.9	6.4	25.4	11.6
Interest Income	0.3	0.2	1.0	1.1
Other Income(f)	1.4	―	1.5	0.1
(Loss) Income before Taxes	(2.3)	34.8	76.9	209.9
Income Tax (Benefit) Provision	(4.3)	13.0	12.1	74.2
Net Income	$2.0	$21.8	$64.8	$135.7
Net Income Per Common Share:
Basic	$0.03	$0.28	$0.82	$1.74
Diluted	$0.02	$0.28	$0.81	$1.73
Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	79.6	78.6	79.2	78.1
Average Common Shares Outstanding - Diluted	80.4	78.9	79.9	78.3

(a)	Unaudited.
(b)
Costs of goods sold for the three months ended December 31, 2010 and 2009 included $1.6 million and $37.0 million, respectively, of environmental recoveries from third parties for costs incurred and expensed in prior periods.  Costs of goods sold for the years ended December 31, 2010 and 2009 included $7.2 million and $82.1 million, respectively, of environmental recoveries from third parties for costs incurred and expensed in prior periods.

(c)	Restructuring charge for the three months and year ended December 31, 2010 of $34.2 million included charges associated with the implementation of plans to exit the use of mercury cell technology in the chlor alkali manufacturing process by the end of 2012 and the relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.
(d)
Other operating (expense) income for the three months ended December 31, 2009 included a $1.2 million gain on the disposition of a former manufacturing facility and $0.8 million for the sale of other assets.  Other operating (expense) income for the years ended December 31, 2010 and 2009 included $1.1 million and $1.6 million, respectively, of gains on the disposal of assets primarily associated with the St. Gabriel, LA conversion and expansion project.  Other operating (expense) income for the year ended December 31, 2009 also included a $3.7 million gain on the sale of land, a $1.2 million gain on the disposition of a former manufacturing facility and $0.8 million for the sale of other assets.

(e)
Interest expense was reduced by capitalized interest of $0.1 million and $0.6 million for the three months ended December 31, 2010 and 2009, respectively, and $0.9 million and $9.7 million for the years ended December 31, 2010 and 2009, respectively.

(f)	Other income for the three months and year ended December 31, 2010 included a $1.4 million recovery from an investment in corporate debt securities that was written off in 2008.

Olin Corporation
Segment Information(a)

	Three Months		Years Ended
	Ended December 31,		December 31,
(In millions)	2010	2009	2010	2009
Sales:
Chlor Alkali Products	$272.7	$224.9	$1,036.6	$963.8
Winchester	112.7	126.0	549.3	567.7
Total Sales	$385.4	$350.9	$1,585.9	$1,531.5
(Loss) Income before Taxes:
Chlor Alkali Products(b)	$36.5	$5.2	$117.2	$125.4
Winchester	3.6	9.5	63.0	68.6
Corporate/Other:
Pension Income(c)	6.4	5.5	24.6	22.3
Environmental Income (Expense)(d)	―	31.2	(9.1)	58.0
Other Corporate and Unallocated Costs	(10.3)	(12.6)	(64.2)	(63.1)
Restructuring Charge(e)	(34.2)	―	(34.2)	―
Other Operating (Expense) Income(f)	(0.1)	2.2	2.5	9.1
Interest Expense(g)	(5.9)	(6.4)	(25.4)	(11.6)
Interest Income	0.3	0.2	1.0	1.1
Other Income(h)	1.4	―	1.5	0.1
(Loss) Income before Taxes	$(2.3)	$34.8	$76.9	$209.9

(a)	Unaudited.
(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments.  The earnings from non-consolidated affiliates were $7.1 million and $4.8 million for the three months ended December 31, 2010 and 2009, respectively, and $29.9 million and $37.7 million for the years ended December 31, 2010 and 2009, respectively.

(c)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data.  All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.  Pension income for the year ended December 31, 2010 included a charge of $1.3 million associated with an agreement to withdraw our Henderson, NV chlor alkali hourly workforce from a multi-employer defined benefit pension plan.

(d)
Environmental income (expense) for the three months ended December 31, 2010 and 2009 included $1.6 million and $37.0 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.  Environmental income (expense) for the years ended December 31, 2010 and 2009 included $7.2 million and $82.1 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.

(e)	Restructuring charge for the three months and year ended December 31, 2010 of $34.2 million included charges associated with the implementation of plans to exit the use of mercury cell technology in the chlor alkali manufacturing process by the end of 2012 and the relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.
(f)
Other operating (expense) income for the three months ended December 31, 2009 included a $1.2 million gain on the disposition of a former manufacturing facility and $0.8 million for the sale of other assets.  Other operating (expense) income for the years ended December 31, 2010 and 2009 included $1.1 million and $1.6 million, respectively, of gains on the disposal of assets primarily associated with the St. Gabriel, LA conversion and expansion project.  Other operating (expense) income for the year ended December 31, 2009 also included a $3.7 million gain on the sale of land, a $1.2 million gain on the disposition of a former manufacturing facility and $0.8 million for the sale of other assets.

(g)
Interest expense was reduced by capitalized interest of $0.1 million and $0.6 million for the three months ended December 31, 2010 and 2009, respectively, and $0.9 million and $9.7 million for the years ended December 31, 2010 and 2009, respectively.

(h)	Other income for the three months and year ended December 31, 2010 included a $1.4 million recovery from an investment in corporate debt securities that was written off in 2008.

Olin Corporation
Consolidated Balance Sheets(a)

	December 31,
(In millions, except per share data)	2010	2009
Assets:
Cash & Cash Equivalents	$458.6		$458.5
Accounts Receivable, Net	186.9		183.3
Income Taxes Receivable	6.1		19.4
Inventories	155.6		123.8
Current Deferred Income Taxes	46.0		50.5
Other Current Assets	25.9		24.8
Total Current Assets	879.1		860.3
Property, Plant and Equipment
(Less Accumulated Depreciation of $1,068.1 and $1,001.3)	675.0		695.4
Prepaid Pension Costs	15.4		5.0
Restricted Cash	102.0		―
Other Assets	76.1		71.0
Goodwill	300.3		300.3
Total Assets	$2,047.9		$1,932.0

Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$75.0	$	―
Accounts Payable	115.5		117.8
Accrued Liabilities	197.0		193.1
Total Current Liabilities	387.5		310.9
Long-Term Debt	421.0		398.4
Accrued Pension Liability	58.8		56.6
Deferred Income Taxes	23.2		25.8
Other Liabilities	327.7		318.0
Total Liabilities	1,218.2		1,109.7
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 79.6 Shares (78.7 in 2009)	79.6		78.7
Additional Paid-In Capital	842.3		823.1
Accumulated Other Comprehensive Loss	(262.4)		(248.2)
Retained Earnings	170.2		168.7
Total Shareholders' Equity	829.7		822.3
Total Liabilities and Shareholders' Equity	$2,047.9		$1,932.0

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Years Ended December 31,
(In millions)	2010	2009
Operating Activities:
Net Income	$64.8	$135.7
Earnings of Non-consolidated Affiliates	(29.9)	(37.7)
Gains on Disposition of Property, Plant and Equipment	(1.1)	(6.5)
Stock-Based Compensation	6.7	5.8
Depreciation and Amortization	86.9	71.7
Deferred Income Taxes	11.2	72.3
Non-cash Portion of Restructuring Charge	17.5	―
Qualified Pension Plan Contributions	(9.8)	(4.5)
Qualified Pension Plan Income	(21.6)	(21.8)
Common Stock Issued Under Employee Benefit Plans	1.0	2.1
Changes in:
Receivables	(3.6)	29.7
Income Taxes Receivable	13.3	(20.0)
Inventories	(31.8)	7.6
Other Current Assets	(1.7)	3.6
Accounts Payable and Accrued Liabilities	14.1	(43.5)
Other Assets	2.0	(2.1)
Other Noncurrent Liabilities	(2.0)	10.2
Other Operating Activities	(0.5)	(2.4)
Net Operating Activities	115.5	200.2
Investing Activities:
Capital Expenditures	(85.3)	(137.9)
Proceeds from Disposition of Property, Plant and Equipment	3.1	8.5
Distributions from Affiliated Companies, Net	23.6	37.1
Restricted Cash Activity	(102.0)	―
Other Investing Activities	0.9	4.6
Net Investing Activities	(159.7)	(87.7)
Financing Activities:
Long Term Debt:
Borrowings	117.0	150.3
Repayments	(20.7)	―
Issuance of Common Stock	9.2	14.8
Stock Options Exercised	2.9	0.2
Excess Tax Benefits from Stock Options Exercised	0.2	―
Dividends Paid	(63.3)	(62.5)
Deferred Debt Issuance Cost	(1.0)	(3.3)
Net Financing Activities	44.3	99.5
Net Increase in Cash and Cash Equivalents	0.1	212.0
Cash and Cash Equivalents, Beginning of Year	458.5	246.5
Cash and Cash Equivalents, End of Year	$458.6	$458.5

(a)	Unaudited.

Olin Corporation
Quarterly Trend Data(a)

	2010
	First	Second	Third	Fourth	Total
(In millions, except per share amounts)	Quarter	Quarter	Quarter	Quarter	Year
Sales	$362.0	$405.7	$432.8	$385.4	$1,585.9
Income (Loss) before Taxes	15.2	25.2	38.8	(2.3)	76.9
Depreciation and Amortization	21.6	21.6	21.6	22.1	86.9
Capital Expenditures	21.4	20.3	21.7	21.9	85.3
Dividends Paid	15.8	15.8	15.8	15.9	63.3
Total Debt to Total Capitalization	32.6%	32.8%	31.1%	37.4%	37.4%
Diluted Income Per Common Share	$0.18	$0.21	$0.40	$0.02	$0.81
Dividends	$0.20	$0.20	$0.20	$0.20	$0.80
Average Common Shares Outstanding - Diluted	79.4	79.8	80.2	80.4	79.9

	2009
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Sales	$400.6	$383.0	$397.0	$350.9	$1,531.5
Income before Taxes	74.4	44.8	55.9	34.8	209.9
Depreciation and Amortization	16.6	16.8	17.1	21.2	71.7
Capital Expenditures	49.8	37.8	34.7	15.6	137.9
Dividends Paid	15.5	15.6	15.6	15.8	62.5
Total Debt to Total Capitalization	25.0%	24.1%	32.5%	32.6%	32.6%
Diluted Income Per Common Share	$0.60	$0.36	$0.50	$0.28	$1.73
Dividends	$0.20	$0.20	$0.20	$0.20	$0.80
Average Common Shares Outstanding - Diluted	77.6	78.1	78.6	78.9	78.3

(a)	Unaudited.